                                                                   Exhibit 10.46

                            GLASS & ASSOCIATES, INC.

                       AGREEMENT ENGAGING THE SERVICES OF
                   GLASS & ASSOCIATES, INC. AS INTERIM MANAGER

         The New World Power Corporation ("the Company"), a Delaware corporation with its principal offices located at 558 Lime Rock Road, Lime Rock, CT 06039, wishes to engage professional management assistance to provide general management of the Company's operating and business affairs, and to assist the Company to the extent possible in seeking and finding solutions to certain problems within the sphere of management direction and planning.

         The Company hereby agrees to engage Glass & Associates, Inc. ("Glass"), a Delaware corporation with its principal offices located at 4571 Stephen Circle N.W., Suite 130, Canton, Ohio 44718, for the purpose of assisting in managing the Company during the critical period ahead, and implementing the business plan of the Company adopted by the Board of Directors and as amended from time to time by the Board of Directors. Glass will provide Shaun Donnellan as Consultant to the Company, and George Petrenko to serve as Interim Chief Executive Officer, both reporting to the Board of Directors of the Company, subject to the following terms and conditions. Glass may provide others from time to time as required during the course of the assignment, and as approved by the Board of Directors.

1. Glass shall have full access to all personnel and a relationship with the entire internal organization. The relationship of Glass to the Company shall at all times be that of an independent contractor, and Glass shall have no authority to legally bind Company in any matter whatsoever, except as specified herein. Glass may, in the performance of its duties, negotiate on behalf of Company with various parties, including but not limited to creditors, stockholders and employees of Company, and governmental entities, but unless authorized in writing by the Board of Directors or the Executive Committee of the Company, in no case shall Glass have any authority or be under any duty whatsoever to execute documents in the name of or on behalf of Company with respect to such negotiations or the transactions contemplated therein.

2. Glass shall review all financial and operating policies, plans and programs and shall participate in any major decision which might have a significant impact on such policies.

3. Glass shall be subject solely to the control of the Board of Directors of the Company. Except for such control, Glass shall not be subject to the control of any other person or persons.

4. Glass shall be compensated for its services under this agreement at the rate of $10,000.00 per week for George Petrenko and Shaun Donnellan, plus out-of-pocket expenses incurred by Glass, George Petrenko and Shaun Donnellan, and any other personnel or representative of Glass, including legal expenses incurred by Glass in respect of this agreement. Additional services under this agreement will be provided at Glass' regular published rates, per the attached schedule. There shall be an initial payment of $30,000.00 as a client deposit which unused portion will be refunded at the end of the assignment. Fees and expenses shall be billed bi-weekly, and all invoices are due and payable upon receipt.

5. Glass will be paid a bonus based on asset sales set out in the attached Schedule A. This will include all asset sales closings or project financings completed up to 90 days after the termination of this Agreement.

6. In consideration for Glass undertaking to discharge the responsibilities as set forth in this Agreement, the Company:

         (a) Shall and does forever release, remise and discharge Glass and its officers, employees, agents, attorneys and representatives from any and all actions, claims, demands, damages or liabilities whatsoever, whether direct or derivative in law or in equity, which the Company may have against any of them as a result of any act or failure to act in what they in good faith believe to be in the best interests of the Company, arising out of any action taken pursuant to this Agreement or their past, present or future association with the affairs of the Company, its shareholders, creditors or employees.

         (b) Shall indemnify and hold harmless Glass and its officers, employees, agents, attorneys and representatives against any and all actions, claims, demands, damages or liabilities, whatsoever, whether direct or derivative, in law or in equity, to which any of them may become subject insofar as any such actions, claims, demands, damages or liabilities arise out of or are based upon any alleged action taken by them or any alleged failure to act, pursuant to this Agreement or their past, present or future association with the affairs of the Company, its shareholders, creditors or employees, and the Company shall reimburse Glass and its officers, employees, agents, attorneys or representatives for any legal or other expenses that any of them may reasonably incur, through counsel or of their own choice or otherwise in connection with investigating, defending or settling any such action, claim or demand, as such expenses are incurred. Any right of indemnification provided under this Paragraph 5(b) shall be supplemental to any rights of indemnification to which Glass and its officers, employees, agents, attorneys and representatives may be entitled under the Company's articles, by-laws, contracts of insurance or under any applicable law.

7. This engagement of Glass shall continue at the pleasure of the Board of Directors, and may be terminated at any time by resolution of the Board of Directors, a certified copy of which shall be delivered to Glass. Glass shall have the option to terminate its employment at any time upon notification to the Board of Directors of its desire to terminate.

8. In the event that the Glass representative is offered and accepts a permanent assigned position with the Company, Glass will receive from Company payment equal to 30% of his first year's total compensation, an amount not unlike that received by an executive recruiter.

Dated: 4/18/96                           GLASS & ASSOCIATES, INC.


                                         By: /s/ Shaun K. Donnellan
                                             -------------------------
                                             Shaun K. Donnellan, Pres.


                                         THE NEW WORLD POWER CORPORATION


                                         By: /s/ John D. Kuhns
                                             -------------------------
                                             John D. Kuhns
                                             Its:  Chairman

                                  RATE SCHEDULE

                            Effective January 1, 1991

                    Principal........$250.00-$265.00 per hour

                  Case Director........$200.00-$250.00 per hour

                Senior Consultant........$175.00-$200.00 per hour

                   Consultant........$125.00-$150.00 per hour

              Clerical/Administrative........$45.00-$60.00 per hour

                      Out-of-Pocket Expenses........At Cost

Schedule A
Bonus to be paid on the sale of assets and financing or sale of development projects.

Percentages will be applied to the net proceeds.

                         INCENTIVE RATE ON NET PROCEEDS

     ASSET SALES            PLAN SALE
       PROJECT                DATE          2%          1%           0.5%        0%
Bellacorick                   6/96          Mar         May          Jul         Sept+

Partial or                                  Apr         Jun          Aug
Complete

UK Wind                       6/96          Mar         May          Jul         Sept+

Farms                                       Apr         Jun          Aug

Dona Julia                    6/96          Mar         May          Jul         Sept+
                                            Apr         Jun          Aug

Wireless                      11/96         Mar to Aug  Sept to Nov  Dec 96 to   Mar 97+
                                                                     Feb 97

     DEVELOPMENT                            2%          1%           0.5%        0%
       PROJECT
Texas                         6/96          Mar         May          Jul         Sept+
                                            Apr         Jun          Aug

Tierras                       6/96          Mar         May          Jul         Sept+
Morenas                                     Apr         Jun          Aug

Lerma                         9/96          Mar to Jun  Jul to Sep   Oct to Dec  Jan 97+